EXHIBIT 99.2
GEOGLOBAL REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Calgary, Alberta, Canada, May 16, 2011 – GeoGlobal Resources Inc. (GeoGlobal or the Company) (NYSE Amex: GGR) today announced operating highlights and selected financial results for the quarter ended March 31, 2011. All amounts are in U.S. dollars unless otherwise noted.

“In the first quarter we made substantial progress against our exploration strategy, particularly in Israel where we secured a rig and began making the necessary preparations to spud our first well in the fourth quarter of 2011,” said Paul Miller, President and CEO of GeoGlobal. “Subsequent to quarter end, we entered into an agreement with Export Development Canada to provide bonding capacity to cover our performance and financial guarantees for our Indian commitments which allowed us to free up $4.1 million in non-dilutive capital to fund operations.”

Selected Operational Highlights
Since January 1, 2011 the Company has announced:

•
Award of a contract to RPS Energy, Canada to complete the necessary engineering, commercial and logistical arrangements, as well as preparatory work, associated with a planned 12 exploration well drilling program on the KG onshore block;

•	Entry into drilling services agreement with Exceed Deep Water Drilling Specialists for the Myra and Sara offshore licenses;

•	Execution of the International Operating Agreement relating to the Samuel offshore Israel license, which covers an area of approximately 361 square kilometers and is located in the Levantine Basin;

•
An assignment agreement with a third party whereby GeoGlobal took assignment of the third party's rights and obligations to an existing drill rig and associated services contract for a semi-submersible drilling rig;

•
An extension for the planned drilling program on the Myra and Sara offshore Israel to July 13, 2012, where the partners will present to the Petroleum Supervisor their final prospects to the Myra and Sara licenses by August 1, 2011 and begin drilling the first well by January 1, 2012;

•
An agreement with Export Development Canada (EDC) to provide bonding capacity to cover the Company’s performance and financial guarantees which were provided by GeoGlobal for the period of April 1, 2011 to June 30, 2012 for its Indian operations, allowing the Company to release $4.1 million from its restricted deposits upon EDC providing sufficient security to GeoGlobal’s bank; and

•	Commencement of drilling of the first (Phulasar-1) well on the Rajasthan Block RJ-ONN-2004/2.

Financial Review
All of the Company’s oil and gas sales are derived from production in India. With the approval of the Tarapur 1 field development plan by the Management Committee, three wells began production in mid-May 2009, two in September 2009 and one in January 2010. There are ten additional wells which are drilled, tested and awaiting tie-in to the oil tank storage facilities. Further, associated natural gas from one gas well is being contained and sold while awaiting approval of a development plan for completion of a pipeline.

Oil and gas sales for the three months ended March 31, 2011 were $143,000 as compared to $191,000 for the three months ended March 31, 2010. This decrease is mainly attributable to a decrease in oil production for the three months ended March 31, 2011 when compared to the same quarter for 2010, offset by the sale of the associated natural gas for the three months ended March 31, 2011. Oil sales are currently based on the spot price based on discount to the Nigeria Bonny Light Crude bench mark. To date, none of the Company’s production has been hedged. All associated natural gas is sold to local markets at a firm contract price of $7.00 per Mcf adjusted for rebate/premium on account of calorific value.

Interest income during the three months ended March 31, 2011 was $10,000 as compared with $18,000 for the same period in 2010. This decrease is primarily attributed to lower cash balances and restricted deposits available for investment. The average cash balance and restricted deposits during the three months ended March 31, 2011 was $13.7 million compared with $20.5 million for the three months ended March 31, 2010.

Operating costs for the three months ended March 31, 2011 were $34,000, or $17.86 per BOE, compared to $63,000, or $19.20 per BOE, for the three months ended March 31, 2010. This decrease is mainly attributable to a decrease in oil production for the three months ended March 31, 2011 when compared to the same quarter for 2010, offset by the sale of the associated natural gas for the three months ended March 31, 2011. The operating costs includes handling and processing charges, transportation costs and utilities, maintenance and tank rental charges and contains a fixed and variable portion.

For the three months ended March 31, 2011, the Company’s general and administrative expenses increased to $1,080,000 from $669,000 for the three months ended March 31, 2010. These general and administrative expenses include costs related to the corporate head office including administrative salaries and services, directors’ fees, rent and office costs, insurance, bank guarantee fees, NYSE Amex listing and filing fees, investor relation services and transfer agent fees and services. This increase is mostly attributable to the following: Directors’ fees increased $22,000 and salaries and benefits increased by $245,000 mostly related to restructuring of the management team including the addition of a new executive officer in March 2010. Stock-based compensation costs increased by $141,000 to $244,000 for the three months ended March 31, 2011 from $103,000 for the comparative quarter in 2010. These compensation costs are for stock-based compensation arrangements with employees and directors which are being expensed over their respective vesting periods of the related option grants.

The Company performed a ceiling test calculation at March 31, 2011, to assess the ceiling limitation of its proved oil properties. At March 31, 2011, the Company’s net capitalized costs of proved oil and natural gas properties did not exceed the ceiling limitation.

For the three months ended March 31, 2011, the Company incurred a net loss of $1.5 million compared with a net loss of $1.0 million for the three months ended March 31, 2010. As at March 31, 2011 GeoGlobal had an accumulated deficit of $49.0 million.

At March 31, 2011, GeoGlobal’s cash and cash equivalents were $4.2 million (December 31, 2010 - $7.8 million). The majority of this balance is being held in US funds, of which $2.6 million is held in term deposits. At March 31, 2011, the Company had current assets of $14.1 million and current liabilities of $6.9 million, or working capital of $7.1 million. Current assets as of March 31, 2011 include $8.4 million of restricted deposits which management expects will be released from escrow on or before June 30, 2011. Subsequent to March 31, 2011, the Company entered into an agreement with Export Development Canada (EDC) to provide performance security guarantees against the bank guarantees provided to the Government of India for the period of April 1, 2011 to June 30, 2012 for its Indian operations. The agreement with EDC allowed the Company to release $4.1 million in restricted deposits. Out of the remaining restricted deposits of $4.3 million, $1.2 million has been released and management expects the balance of the restricted deposits of $3.1 million to be released from escrow on or before June 30, 2011 as performance and financial guarantees from the prior year are expiring.

Outlook
Management expects that exploration and development activities pursuant to the Company’s Production Sharing Contracts (“PSCs”) in India will continue through 2011 and up to March 31, 2012 in accordance with the terms of those agreements. During the year 2011, based on the current budgets in India, the Company anticipates drilling seven exploratory wells; two core wells; acquiring, processing and interpreting 2,480 kilometers of 2D seismic data; and acquiring, processing and interpreting 350 square kilometers of 3D seismic data as well as processing and interpreting an additional 400 square kilometers of 3D seismic data. Management further expects to tie-in additional oil wells in Tarapur along with the construction of a gas pipeline for the Tarapur G gas discovery and continue with the construction of the gas gathering and production facilities together with further development drilling on the KG Offshore Block in which the Company has carried interest. Additional expenditures may be incurred in connection with additional exploratory, appraisal and development wells GeoGlobal may participate in. Also, if the Government of India approves the increase to its participating interest in the KG Onshore Block to 20%, its obligations to fund the 3D seismic acquisition and the exploratory drilling on the block will increase. During the year 2011, management expects to complete the acquisition, processing and interpretation of 43 square kilometers of 3D seismic data in its Samuel license as well as complete the processing and interpretation of 1,360 square kilometers of 3D seismic data covering the Sara and Myra licenses and also commence drilling the first deepwater exploration well before the end of the year.

The Company has filed with the US and Canadian Regulatory authorities its unaudited consolidated financial statements for the quarter ended March 31, 2011.

Set forth below is certain financial information for each of the two quarters ended March 31, 2011 and 2010 taken from our unaudited consolidated financial statements for those years.

	March 31,
	2011	2010
Oil and gas sales	142,912	191,217
Interest Income	10,414	18,355
Asset Impairment	--	--
Net loss and comprehensive loss	1,481,417	1,028,044
Net loss per share – basic and diluted	0.02	0.01
Current assets	14,078,199	12,063,323
Property and equipment	41,873,563	47,953,710
Total assets	56,161,762	66,002,033
Current liabilities	6,932,415	6,677,214
Total liabilities	7,687,624	7,516,759
Stockholders’ equity	48,474,138	58,485,274
Cash dividends	- 0 -	- 0 -

Conference Call Details
The Company intends to host a conference call on Tuesday May 17, 2011 at 10:30am Eastern Time to discuss its financial results for the first quarter ended March 31, 2011.  To access the conference call by telephone, dial 647-427-7450 or 1-888-231-8191.  The conference call will be archived for replay until Tuesday, May 24, 2011 at midnight.  To access the archived conference call, dial 1-800-642-1687 or internationally on +1 416-849-0833 and enter the reservation number 66634775 followed by the number sign.

A live audio webcast of the conference call will be available on the GeoGlobal website at www.geoglobal.com as well as http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=3529680.  Please connect at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be required to join the webcast.  The webcast will be archived at the above web sites for 90 days.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a U.S. publicly traded oil and gas company, which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas in high potential exploration targets through exploration and development in India, Israel and Colombia.

Cautionary Statement For Purposes Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act Of 1995

This press release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of GeoGlobal Resources Inc., its directors, or its officers with respect to the oil and gas exploration, development and drilling activities being conducted and intended to be conducted and the outcome of those activities on the exploration blocks in which the Company has an interest. The company updates forward-looking information related to operations, production and capital spending on a quarterly basis and updates reserves, if any, on an annual basis.

We caution you that various risk factors accompany our forward-looking statements and are described, among other places, under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K.  These risk factors could cause our operating results, financial condition and ability to fulfill our plans to differ materially from those expressed in any forward-looking statements made in this press release and could adversely affect our financial condition and our ability to pursue our business strategy and plans. If our plans fail to materialize, your investment will be in jeopardy.

An investment in shares of our common stock involves a high degree of risk. Our periodic reports we file with the Securities and Exchange Commission and Canadian provincial authorities may be viewed at http://www.sec.gov and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc. www.geoglobal.com	The Equicom Group
Paul B. Miller, President and CEO Carla Boland, Investor Relations and Corporate Affairs	Dave Feick, Managing Director, Western Canada
Phone: +1 403 777-9250 Fax: +1 403 777-9199 Email: info@geoglobal.com	Phone: +1 403 218-2839 Fax: +1 403 218-2830 Email: dfeick@equicomgroup.com